Exhibit 99.1

MEREDITH ENTERPRISES DECLARES THIRD QUARTER DIVIDEND OF

$0.25 PER SHARE

MENLO PARK, September 30, 2003— Meredith Enterprises, Inc., (AMEX: MPQ) today reported that its board of directors approved a dividend of $0.25 per share on its common stock for the quarter ending September 30, 2003. The dividend is $0.05 less than the prior quarter’s dividend of $0.30 per share. The dividend will be payable on November 14, 2003 to stockholders of record as of October 27, 2003.

The company had previously disclosed that, during 2002 and the first six months of 2003, the total of dividends based on the prior quarterly dividend rate of $0.30 per share and scheduled principal amortization on notes payable exceeded the company’s net cash provided by operating activities (excluding gains on sale and changes in operating assets and liabilities). To address this shortfall, the company used proceeds from sales of properties and existing cash balances. The company’s board of directors has now determined that because the company’s cash flow is unlikely to improve in the near term, a reduced dividend is prudent and appropriate. Future dividends, if any, will be declared and paid in the sole discretion of the board of directors.

The company noted further that it cannot assure investors that it will maintain the reduced dividend level due to the following factors, among others:

•	the major tenant in its Fresno, CA property is under bankruptcy proceedings and will likely terminate its lease and vacate the premises by April 2004;

•	the sole tenant of its Ontario, CA property remains in bankruptcy proceedings, although it is current in its rental payments; and

•	several leases expire in 2004 and 2005, and the company cannot assure investors that it will be able to renew those leases or rent the space to new tenants at acceptable rents.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about Meredith Enterprises and its business. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties – many of which are outside of the company’s control – that may cause actual results to differ materially from those expressed or implied by forward-looking statements. These risks and uncertainties include whether the company can maintain its reduced dividend, renew its leases with existing tenants, or lease vacant space to new tenants at acceptable rates. For a description of these and other risks that may affect the company’s performance, please see the sections in its most recent Quarterly Report on Form 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Significant Recent Events” and “– Risk Factors that May Affect Future Results.”

Contact:

Meredith Enterprises, Inc.

Allen Meredith

(650) 233-7140